Exhibit 99.2

EXHIBIT A-2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), is entered into as of this 26th day of April, 2016, by and between Pacific Continental Corporation, an Oregon corporation (“PCC”), and the undersigned shareholder (“Shareholder”) of Foundation Bancorp, Inc., a Washington corporation (“Foundation Bancorp”).

RECITALS

A. Effective as of the date of this Agreement, Foundation Bancorp, Foundation Bank, a Washington state-chartered bank (the “Bank”), PCC and Pacific Continental Bank, an Oregon state-chartered bank (“PCB”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which PCC would acquire Foundation Bancorp by means of a merger of Foundation Bancorp with and into PCC (the “Merger”) on the terms and subject to the conditions set forth in such Merger Agreement.

B. Immediately following the Merger, PCC intends that the Bank shall be merged with and into PCB (the “Bank Merger” and, together with the Merger, the “Mergers”), with PCB the resulting bank.

C. As a condition to its willingness to enter into the Merger Agreement, PCC has required that Shareholder execute and deliver this Agreement.

D. In order to induce PCC to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of Series A Convertible Non-Cumulative Preferred Stock, $1.00 par value, of Foundation Bancorp, which are convertible into 1,500,000 shares of the common stock, $1.00 par value, of Foundation Bancorp (“Foundation Bancorp Preferred Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Foundation Bancorp Preferred Stock or Foundation Bancorp Common Stock pursuant to Section 6 hereof, the “Shares”).

AGREEMENT

In consideration of the mutual premises, and of the representations and warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby enter into this Agreement and agree as follows:

1.	Defined Terms.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder.

Shareholder represents and warrants to PCC that:

(a) (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares and has good and valuable title thereto free and clear of all Liens (other than restrictions on transfer under applicable securities laws), and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares, and there are no voting trusts or similar agreements with respect to the Original Shares restricting or otherwise relating to the voting of such Shares.

(b) Shareholder does not beneficially own any shares of capital stock or voting securities of Foundation Bancorp or securities of Foundation Bancorp convertible into or exchangeable for shares of capital stock or voting securities of Foundation Bancorp, other than the Original Shares.

(c) Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(d) Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Shareholder hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder, and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of its obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by PCC, constitutes a legal, valid and binding obligation of Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) constitute or result in a breach or violation of, a default (or event which, with notice or lapse of time or both, would become a default) under, give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on such property or asset of such Shareholder pursuant to any agreement, indenture, instrument, law, rule or regulation, judgment, decree, order, governmental permit, writ, injunction, or applicable license, to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected, (2) constitute a breach or violation of, or a default under Shareholder’s bylaws or organizational documents, or (3) require any permit, authorization, consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

3.	Agreement to Vote Shares.

Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if shareholders of Foundation Bancorp are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of Foundation Bancorp: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of Foundation Bancorp at which such matters are considered and at every adjournment or postponement thereof (unless (x) the Foundation Bancorp Board shall have effected a change in recommendation under Section 6.5 of the Merger Agreement or terminated the Merger Agreement, or (y) the Foundation Bancorp Meeting shall have concluded with the vote contemplated by the Merger Agreement having been taken); (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Foundation Bancorp or the Bank under the Merger Agreement or of Shareholder under this Agreement and (3) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of PCC’s, PCB’s, Foundation Bancorp’s or the Bank’s conditions under the Merger Agreement.

4.	No Voting Trusts or Other Arrangement.

Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the

Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with PCC (unless (i) the Foundation Bancorp Board shall have effected a change in recommendation under Section 6.5 of the Merger Agreement or terminated the Merger Agreement, or (ii) the Foundation Bancorp Meeting shall have concluded with the vote contemplated by the Merger Agreement having been taken).

5.	Transfer and Encumbrance.

Shareholder agrees that, during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Shareholder to an Affiliate of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, satisfactory in form and substance to PCC, to be bound by all of the terms of this Agreement. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

6.	Additional Shares.

Shareholder agrees that all shares of Foundation Bancorp Common Stock and Foundation Bancorp Preferred Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Foundation Bancorp Common Stock or Foundation Bancorp Preferred Stock, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Waiver of Appraisal and Dissenters’ Rights; Waiver of Liquidation Rights.

Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares. Shareholder hereby represents and agrees that the Merger will not constitute a liquidation, dissolution or winding up of Foundation Bancorp under the Articles of Amendment for Series A Convertible Non-Cumulative Preferred Stock of Foundation Bancorp, Inc. (the “Articles Amendment”), and hereby waives, and agrees not to assert or perfect, any liquidation rights that Shareholder may have by virtue of ownership of the Shares, in connection with the Merger, including, without limitation, pursuant to Section 7 of the Articles Amendment.

8.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) a change of recommendation of the Foundation Bancorp Board to approve the Merger pursuant to Section 6.5 of the Merger Agreement, or (iii) the date on which the Merger Agreement is terminated in accordance with Section 10 thereof.

9.	Notices.

Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile or by electronic mail (the receipt of which is confirmed in writing), to the respective parties at their addresses or facsimile numbers set forth below (or at such other address for a party as specified by like notice):

If to PCC:

Pacific Continental Corporation

Mr. Roger Busse

Mr. Richard Sawyer

111 West 7th Avenue

Eugene, OR 97401

(541) 686-8685 (phone)

(541) 344-2807 (facsimile)

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Patricia F. Young, Esq.

Rodney R. Peck, Esq.

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111

(415) 983-1000 (phone)

(415) 983-1200 (facsimile)

If to Shareholder to:

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With a copy to:

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10.	Miscellaneous.

(a) Entire Agreement; Amendment. The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by Foundation Bancorp, the Bank, PCC and PCB, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented in any manner, except by an instrument in writing signed by both of the parties hereto.

(b) Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(c) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, in contract or tort or any other claims. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(d) Governing Law. This Agreement and all disputes and controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and subject to the applicable federal banking laws of the United States of America and, to the extent state law would apply, rather than such federal laws, to the laws of the State of Oregon (determined without reference to the choice of law provisions thereof).

(e) Construction. It is the intent of the parties hereto that this Agreement shall be enforced to the fullest extent permissible under Oregon law, and, wherever possible, each provision of this Agreement will be interpreted in a manner that will render it effective and valid under Oregon law. If any provision of this Agreement shall be prohibited by or become invalid under applicable law, that provision will be ineffective only to the extent of the prohibition or invalidity without invalidating the remainder of the provision or the remaining provisions of the Agreement. The parties expressly intend and desire that any court holding any provision of this Agreement to be invalid or unenforceable as written substitute a provision that is enforceable and that most fully accomplishes the purpose of the invalid or unenforceable provision and enforce the other provisions of this Agreement. Accordingly, if any provision hereof shall be deemed invalid or unenforceable, this Agreement shall be amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement to render the same valid and enforceable.

(f) Counterparts. This Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one agreement.

(g) Further Assurances. From time to time, at the request of PCC and without further consideration, Shareholder shall take such further actions, including executing and delivering such additional documents, as may be reasonably deemed by PCC to be necessary or desirable to make effective the transactions contemplated by this Agreement.

(h) Attorneys’ Fees. If any action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its reasonable attorneys’ fees and expenses.

(i) Confidentiality. Shareholder agrees, during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, (i) to hold any non-public information regarding this Agreement and the Mergers, other than information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, in strict confidence, provided that such Shareholder may disclose any such information to any legal, financial or other advisor to Shareholder who shall be under such obligation of confidentiality, and (ii) except as required by law, court order or other valid and appropriate legal process, not to divulge any such non-public information to any third Person.

(j) Action in Shareholder Capacity Only. Shareholder is entering into this Agreement solely in Shareholder’s capacity as a record holder and beneficial owner, as applicable, of the Shares and not in any capacity Shareholder or any officer, director, manager, employee or other agent may have as a director, officer, consultant or adviser to Foundation Bancorp. Nothing herein shall limit or affect the ability of Shareholder or any officer, director, manager, employee or other agent of Shareholder to act as a director, officer, consultant or other adviser of Foundation Bancorp or the Bank.

(k) Headings. The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

(l) Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that PCC may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its affiliates. Any assignment contrary to the provisions of this Section 10(l) shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC CONTINENTAL CORPORATION

By:
Name: Roger S. Busse
Title: Chief Executive Officer

[*],
as Shareholder

By:
Name:
Title:

Number of Shares of Capital Pacific Preferred Stock Beneficially Owned as of the Date of this Agreement:

Number of Shares of Capital Pacific Common Stock Beneficially Owned as of the Date of this Agreement:

Street Address:

City/State/Zip Code:

Fax:

SIGNATURE PAGE TO VOTING AGREEMENT